Exhibit 99.1

PRESS RELEASE

FOR RELEASE AT OR AFTER 5:00 PM April 26, 2010

Contact:	Douglas Ian Shaw	4 West Second Street
	Corporate Secretary	Riverhead, NY 11901
	(631) 727-5667	(631) 727-5667 (Voice) - (631) 727-3214 (FAX)
e-mail to: invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES REVISED PROVISION FOR LOAN LOSSES

Riverhead, New York, April 26, 2010 — Suffolk Bancorp (NASDAQ—SUBK) announced that Suffolk County National Bank, its banking subsidiary, has revised the provision for loan losses for the first quarter of 2010. In consultation with the Bank’s primary regulator subsequent to the release of earnings for the first quarter on April 13, 2010, management and the Board of Directors have agreed that the allowance for loan losses be increased to 1.80 percent of loans for the quarter from 1.27 percent of loans. As a result, the allowance for loan losses was increased to $21,132,000 from the previously reported $14,944,000, the provision was increased to $8,837,000 from the previously reported $2,649,000, earnings per share were decreased to $0.16 per share from the previously reported $0.54 per share, and net income was reduced to $1,532,000 from $5,207,000 as previously reported.

Suffolk announced that this additional provision was not made in response to any increase in actual, realized losses from those previously reported, nor any material changes in the quality of specific credits within Suffolk’s loan portfolio. As previously stated on April 13, 2010, at March 31, 2010, of the $31,731,000 of non-performing loans, $28,448,000 is secured by collateral having a cumulative loan-to-value ratio of approximately 58 percent. The unsecured portion of $3,283,000 amounts to 28 basis points (28/10,000ths) of net loans at quarter end.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. Organized in 1890, Suffolk County National Bank has 29 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; changes in government regulations, results of regulatory examinations, and the potential that net charge-offs are higher than expected and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on these statements.